UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/29/2010

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53290

Delaware	26-2940963
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10005 Muirlands Boulevard
Suite G, First Floor
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

       On March 24, 2010, ChromaDex, Inc., a California corporation and wholly owned subsidiary of ChromaDex Corporation, a Delaware corporation ("Chromadex"), entered into a License Agreement (the "Agreement")with The University of Mississippi ("UM"). Under the terms of the Agreement, UM granted to ChromaDex a worldwide, exclusive non-transferable right and license to use certain patent rights relating to the compound known as Pterostilbene. Pterostilbene), a compound found in blueberries, grapes and other small fruits, as well as the bark of some trees. The Agreement terminates on the earliest of (i) the expiration date of the last to expire patent right, (ii) failure by ChromaDex to meet certain pre-development commercial milestones or a default by ChromaDex under the Agreement or (iii) upon prior written notice given by ChromaDex.
        In consideration of the license granted, ChromaDex will make a cash payment to UM. Additionally, ChromaDex will pay to UM earned royalties on net sales of all licensed products, and ChromaDex is subject to certain annual minimum royalty payments to UM between $15,000 and $40,000 during the term of the Agreement.

        ChromaDex has agreed to develop, commercialize and market licensed products as soon as practicable and is subject to certain milestone events pursuant to a commercialization development plan in accordance with the terms of the Agreement.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to ChromaDex Corporation's Quarterly Report on Form 10-Q for the quarter ended April 3, 2010 and, when filed, such Agreement shall be incorporated by reference herein. ChromaDex Corporation will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date: March 29, 2010	By:	/s/ Thomas C. Varvaro
Thomas C. Varvaro
Chief Financial Officer